CUSIP No. 87424N104	Page 7 of 8

EXHIBIT 99.1: Joint Filing Agreement

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock of Taleo Corporation, a Delaware company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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CUSIP No. 87424N104	Page 8 of 8

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date set forth below.

Date: January 16, 2009

OMNICOM GROUP INC.

By:	/s/ Michael J. O'Brien

Name:	Michael J. O'Brien
Title:	Senior Vice President,
General Counsel and Secretary

SENECA INVESTMENTS LLC

By:	/s/ Greg Bedard

Name:	Greg Bedard
Title:	Chief Executive Officer